Exhibit 10.4

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”), by and between Tidewater Inc., a Delaware corporation (the “Company”), and Quinn P. Fanning (the “Employee” and, together with the Company, the “Parties”) is being offered to the Employee on December 28, 2018 (the “Offer Date”), and may be accepted by the Employee by signing below and returning the signed copy of this Agreement to John T. Rynd, President and Chief Executive Officer (the “CEO”), at any time prior to the date that is the end of the twenty-one (21) day period following receipt of this Agreement (such date, January 18, 2019, or as otherwise agreed by the Parties, the “Offer Expiration Date”).

RECITALS

WHEREAS, the Employee served the Company as its Executive Vice President and Chief Financial Officer until November 15, 2018 and has continued to serve the Company, its affiliates, subsidiaries, and joint ventures (collectively, the “Company Group”) in a transitional role since such date;

WHEREAS, the Parties have agreed that the Employee will continue to serve in this transitional role until February 28, 2019 or such earlier date as may occur pursuant to Section 1(c) (the “Termination Date”); and

WHEREAS, the Parties desire to enter into a mutually satisfactory arrangement concerning, among other matters, the status of certain preexisting agreements between the Parties and certain payments, rights, and benefits that the Company has agreed to make or confer upon the Employee in exchange for certain post-employment covenants by the Employee and the Employee’s general release of claims against the Company Group and related parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

1. Employment Period.

(a) Employment and Duties. During the period between the Effective Date (as defined in Section 6) and the Termination Date (the “Employment Period”), the Employee agrees to continue to serve as an employee of the Company, to advise and assist in connection with such matters as the Company may request and as are within his area of expertise and prior experience, including, without limitation, financial reporting, accounting, tax, treasury, strategic planning, evaluation of transactions and finance. The Employee agrees that, during the Employment Period, he will devote such time as is reasonably necessary to effectively assist Company with regard to these matters. Further, the Parties agree and acknowledge that (i) the level of services to be provided by the Employee during the Employment Period is anticipated to equal or exceed 50% of the average level of services that he provided to the Company during the previous three years, and (ii) the Termination Date shall be the date of his separation from service for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided in this Agreement or under the terms of such plans or as required by applicable law. Following the Termination Date, the Employee shall not represent himself as continuing to be an employee, officer, director, agent, or representative of the Company or any other member of the Company Group for any purpose.

EXECUTION VERSION

(b) Compensation. During the period between the Effective Date and February 28, 2019, the Employee’s salary and benefits shall remain unchanged, except that the Employee agrees and acknowledges that he will not be eligible to participate in any annual incentive program for fiscal 2019. In particular, during such period, the Employee shall continue to receive the same base salary that was in effect for him on the Offer Date (the “Base Salary”).

(c) Company’s Right to Terminate. The Company shall have the right at any time before the Termination Date to notify the Employee that his continued services are no longer required, subject to the Company’s obligation to make the payments and provide the benefits set forth in this Agreement. If the Company exercises its right under this Section 1(c) to terminate Employee’s services prior to February 28, 2019, then the “Termination Date” shall mean the actual date on which the Company terminates Employee’s services.

(d) Continued Compliance with Company Policies. The Employee agrees that, during the Employment Period, he will continue to comply with all company policies to the extent relevant to his activities, including but not limited to: (i) the Code of Business Conduct and Ethics, and (ii) the Policy Statement on Insider Trading, which prohibits, among other things, trading in the Company’s securities while in possession of material nonpublic information.

2. Compensation and Benefits following the Employment Period.

(a) Accrued Obligations. As soon as practicable following the Termination Date (but in no event later than such date required by applicable law or the terms of the applicable Company benefit plan), regardless of whether this Agreement becomes effective, the Employee will be paid or provided (i) all accrued but unpaid base salary and any reimbursable-but-unreimbursed business expenses through and including the Termination Date; (ii) all unused vacation time earned and accrued by the Employee through and including the Termination Date pursuant to the Company’s vacation policy, with an estimated value of $14,150 as of the Offer Date; (iii) all accrued benefits and amounts owed to Employee under the Tidewater Employees Supplemental Savings Plan, as amended (“SSP”); (iv) all accrued benefits due to the Employee under the Tidewater Inc. Supplemental Executive Retirement Plan, as amended (the “SERP”), paid in accordance with the terms and conditions of the SERP based on the Employee’s prior elections; and (v) all other benefits payable to the Employee upon a separation from service under the Company’s benefit plans (other than severance benefits), in accordance with the terms of such plans, or as required by applicable law.

(b) Acceleration of Outstanding RSUs. The Parties agree and acknowledge that (i) as of the Offer Date, the Employee holds 129,577 unvested time-based restricted stock units (the “RSUs”) that were granted to him under an Incentive Agreement for the Grant of Restricted Stock Units under the Tidewater Inc. 2017 Stock Incentive Plan by and between the Parties, entered into effective August 18, 2017 (the “RSU Agreement”), and (ii) pursuant to Section 1.4(a) of the RSU Agreement, all such RSUs shall vest automatically as of the Termination Date and shall settle in shares of Tidewater common stock as soon as practicable after such date, as provided in Section 2.2 of the RSU Agreement.

EXECUTION VERSION

(c) Severance Benefits. Provided that the Employee remains employed with the Company through the Termination Date and in consideration for, and subject to, his (1) timely execution and non-revocation of this Agreement (including its release of claims through the Effective Date) and (2) continued compliance with the terms of this Agreement following the Effective Date, and notwithstanding anything to the contrary contained in this Agreement, the Employee shall be eligible for the following payments and benefits:

(i) The Company shall pay to the Employee a cash severance payment equal to 120 days of Base Salary, which will be paid to him in one lump sum within thirty (30) days of the Termination Date.

(ii) The Employee shall remain eligible to receive an annual cash incentive for all of fiscal 2018 under the Tidewater Inc. Short-Term Incentive Plan (the “STI Plan”), which shall be calculated in accordance with the terms and conditions of the STI Plan but with payout on the Employee’s individual performance component assessed at 100%. Any amounts due to the Employee under the STI Plan shall be paid to him at the same time any such incentives are paid to officers of the Company under the STI Plan.

(iii) If the Employee timely and properly elects COBRA continuation coverage under the Company’s group health plan, the Company shall pay the full premium for health insurance coverage for the Employee and his dependents at the same level of benefits as in effect on the Offer Date, for the period beginning on the Termination Date through the earlier to occur of (1) the last day of the first month in which the Employee and his dependents become eligible for health insurance coverage under another employer’s group health plan or (2) August 31, 2020. The Employee shall notify the Company in writing within 15 days of becoming eligible for health insurance coverage under another employer’s plan. The payment of COBRA premiums shall not be treated as taxable compensation to the Executive, unless the Company determines such treatment is necessary to prevent a violation of any non-discrimination rules applicable to the Company’s group health plan.

(d) Legal Fees. The Company will pay the Employee’s legal counsel directly, upon presentation of customary invoices, for the fees and expenses incurred by the Employee in connection with the review and negotiation of this Agreement, up to a maximum of Fifteen Thousand Dollars ($15,000).

(e) No Further Benefits. The Employee hereby acknowledges and agrees that, as of the Termination Date, the payments and benefits described in this Section 2, and the other provisions of this Agreement including those set forth in Sections 3(c), 3(f), and 8, will be in full discharge of any and all liabilities and obligations of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company Group or any understanding or arrangement between the Employee and the Company Group.

(f) Taxes. The payments referenced in Section 2 shall be subject to reduction for applicable tax and other withholding obligations.

EXECUTION VERSION

3. Release and Waiver of Claims.

(a) Definition. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

(b) Employee Release. For and in consideration of the severance benefits described in Section 2(c) above (collectively, the “Severance Benefits”), the Company’s agreement to release certain claims against the Employee pursuant to Section 3(c) below, the Company’s agreement to release the Employee from the Non-Compete to the extent provided in Section 8, and other good and valuable consideration, including the other terms of this Agreement, the Employee, for and on behalf of himself and his executors, heirs, administrators, representatives, and assigns, hereby releases and forever discharges the Company and each member of the Company Group, and each of their respective direct and indirect predecessors, successors, and each of their respective past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, each solely in their respective capacities as such, and the employee benefit plans in which he is or has been a participant (or eligible for participation) by virtue of his employment with or service to the Company Group (collectively, the “Company Releasees”), from any and all claims that he has or may have had against any of the Company Releasees based on any events or circumstances arising or occurring on or prior to the date on which the Employee executes this Agreement, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever his employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law) relating to employment, wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, 42 U.S.C. Section 1981, et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq. (“ERISA”); the Louisiana Employment Discrimination Law; the Louisiana Whistleblower Protection Act; the Louisiana Environmental Whistleblower Protection Act; the Texas Labor Code; and any other similar state or local law. The Employee agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Employee or his descendants, dependents, heirs, executors, administrators, or assigns. By signing this Agreement, the Employee acknowledges that he intends to waive and release all rights known or unknown that he may have against the Company Releasees under these and any other laws to the extent provided herein.

EXECUTION VERSION

(c) Company Release. For and in consideration of the Employee’s compliance with the post-employment restrictive covenants described in Section 8 below, the Employee’s agreement to release certain claims against the Company pursuant to Section 3(b) above, and other good and valuable consideration, including the other terms of this Agreement, the Company Releasees, which include the Company and the Company’s successors and assigns, hereby release and forever discharge the Employee and his heirs, successors, and assigns, each solely in their respective capacities as such (collectively, the “Employee Releasees”) from any and all claims that it has or may have had against any of the Employee Releasees based on any events or circumstances arising or occurring on or prior to the date on which the Company executes this Agreement, including any events or circumstances directly or indirectly arising out of, relating to, or in any other way involving in any manner whatsoever the Employee’s employment by or service to the Company Group or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws (including common law). The Company agrees further that the release of claims herein may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Company or any member of the Company Group. The Company acknowledges that it intends to waive and release all rights known or unknown that it may have against the Employee Releasees under these and any other laws, as permitted by applicable laws, to the extent provided herein.

(d) No Claims. Each of the Parties acknowledges and agrees that, as of the date such Party executed this Agreement, neither Party has any knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding Sections 3(b) and 3(c), and that he or it has not filed any claim against any of the Company Releasees or Employee Releasees, as applicable, before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). Each of the Parties (i) acknowledges that he or it will not initiate or cause to be initiated on his or its behalf any Proceeding and will not participate in any Proceeding, in each case, except with respect to Unreleased Claims (as defined in Section 3(f) below) or as required by law; and (ii) waives any right that he or it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), except with respect to Unreleased Claims. Further, each of the Parties understands that, by executing this Agreement, he or it will be limiting the availability of certain remedies that he or it may have against the Company Releasees or Employee Releasees, as applicable, and limiting also his or its ability to pursue certain claims against the Company Releasees or Employee Releasees, as applicable.

(e) ADEA. By executing this Agreement, the Employee specifically releases all claims relating to his employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(f) Unreleased Claims. Notwithstanding the generality of the foregoing, or anything else to the contrary in this Agreement, the Employee does not release any claims under or otherwise to enforce the terms of this Agreement or that cannot be waived by law, including claims under ERISA for vested benefits or any rights to indemnification and D&O insurance that are otherwise available to him pursuant to the organizational documents, policies, or insurance policies of any member of the Company Group by virtue of his having served as an officer or director

EXECUTION VERSION

thereof (“Unreleased Claims”). The Employee shall be entitled to continued coverage under the Company’s D&O insurance policies as in effect from time to time for the Company’s directors and officers, including without limitation any tail coverage for former directors and officers. Further, nothing in this Agreement shall prevent the Employee from (i) initiating or causing to be initiated on his behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of his claims under the ADEA (but no other portion of such waiver); or (ii) subject to Section 3(c) above, initiating, cooperating with or participating in an investigation or proceeding conducted by the EEOC or a state fair employment practices agency.

4. Knowing and Voluntary Waiver. The Employee expressly acknowledges and agrees that he –

(a) Is able to read the language, and understand the meaning and effect, of this Agreement;

(b) Has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c) Is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide him with the severance payments and benefits provided by this Agreement;

(d) Acknowledges that, but for his execution of this Agreement, he would not be entitled to the severance payments and benefits provided by this Agreement;

(e) Had or could have had until the Offer Expiration Date to review and consider this Agreement, and that if he executes this Agreement prior to the Offer Expiration Date, he has voluntarily and knowingly waived the remainder of the review period;

(f) Have or had the entire Revocation Period (as defined in Section 6 below) in which to revoke his execution of this Agreement, and that if he does not revoke such execution prior to the Effective Date, he has knowingly and voluntarily agreed to this Agreement’s becoming effective;

(g) Was advised to consult with his attorney regarding the terms and effect of this Agreement; and

(h) Has signed this Agreement knowingly and voluntarily.

5. No Suit. Each of the Parties represents and warrants that he or it has not previously filed, and to the maximum extent permitted by law agrees that he or it will not file, a complaint, charge, or lawsuit against any of the Company Releasees or Employee Releasees, as applicable, regarding any of the claims released herein. If, notwithstanding this representation and warranty, the Employee or the Company has filed or files such a complaint, charge, or lawsuit, such Party agrees that he or it shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Releasees or Employee Releasees, as applicable, against whom the Party has filed such a complaint, charge, or lawsuit.

EXECUTION VERSION

6. Opportunity for Review; Acceptance. The Employee has until the Offer Expiration Date (which is twenty-one (21) days following the Employee’s receipt of this Agreement or as otherwise agreed by the Parties) to review and consider this Agreement, and the Employee may accept the terms of this Agreement by executing this Agreement and delivering it to the Company at any time during such twenty-one (21) day review period. Following its acceptance and execution by the Employee, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (such period, the “Revocation Period”), during which time the Employee may revoke his acceptance of this Agreement by notifying the CEO in writing. To be effective, such revocation must be received by the CEO no later than 5:00 p.m., prevailing Central Time, on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed on or prior to the Offer Expiration Date and the Employee does not timely revoke it, the eighth (8th) day following the date on which this Agreement is executed will be its effective date (the “Effective Date”). In the event of the Employee’s failure to execute and deliver this Agreement on or prior to the Offer Expiration Date, or his revocation of this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

7. Return of Company Property. On or prior to the Termination Date, other than the Employee’s personal files on a Company computer drive, the Employee shall return to the Company all originals and copies of papers, notes, and documents (in any medium, including computer disks, flash drives, and other electronic storage devices), whether property of any member of the Company Group or not, prepared, received, or obtained by the Employee during the course of, and in connection with, his employment with the Company or any member of the Company Group, and all equipment and property of any member of the Company Group that may be in the Employee’s possession or under his control, whether at the Company’s offices, the Employee’s home, or elsewhere, including all such papers, work papers, notes, documents, and equipment in the possession of the Employee. The Employee agrees that he and his family shall not retain copies of any such papers, work papers, notes, and documents.

8. Restrictive Covenants. The Parties agree and acknowledge that the Employee is currently subject to certain restrictive covenants that apply during and after his employment with the Company, including a covenant not to compete, which are memorialized in Article V of the RSU Agreement. As part of its consideration to the Employee and subject to the Employee’s continued compliance with Section 5.2 of the RSU Agreement (the “Non-Compete”) through the Termination Date, the Company hereby agrees that the Non-Compete shall have no further force or effect after the Termination Date. However, the Employee acknowledges that the Company Group has a legitimate business interest and right in protecting its Confidential Information (as defined in Section 5.6 of the RSU Agreement), business strategies, employee and customer relationships, and goodwill, and that the Company Group would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships, and goodwill. Accordingly, for and in consideration of the Severance Benefits and the waiver of the Non-Compete, the Employee agrees as follows:

EXECUTION VERSION

(a) Status of Remaining Restrictive Covenants. The Employee agrees and acknowledges that (i) as of the Offer Date, the restrictive covenants of Article V of the RSU Agreement remain in full force and effect and (ii) following the Termination Date, the Employee shall continue to be subject to Article V of the RSU Agreement as provided therein, except for the Non-Compete as provided above (as in effect from time to time, the “Restrictive Covenants”). The Employee agrees and acknowledges that these Restrictive Covenants are fully enforceable in accordance with their terms as if set forth in this Agreement.

(b) Nondisparagement and Response to Inquiries. In addition to the Restrictive Covenants, the Employee hereby agrees not to defame, disparage, or criticize any of the Company Releasees or any of their products, services, finances, financial condition, capabilities, or other aspect of any of their businesses in any medium to any person or entity, without limitation in time. Notwithstanding this provision, the Employee may confer in confidence with his legal representative and make truthful statements as required by law. Following the termination of the Employee’s employment with the Company, the Company agrees to direct its directors to not disparage the Employee or the Employee’s performance or otherwise make any statement that is critical of the Employee’s personal or professional reputation. Each director on the Board agrees not to defame, disparage or criticize the Employee in any medium to any person or entity, without limitation in time. Notwithstanding this provision, any such director may confer in confidence with his legal representatives and make truthful statements as required by law. The Company shall respond to inquiries from third parties concerning Employee’s employment with and separation from the Company by stating only his title and dates of employment.

(c) Injunctive Relief; Other Remedies. The Employee acknowledges that a breach or threatened breach by the Employee of this Section 8 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled to injunctive relief to prevent or curtail any such breach of threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.

9. Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

10. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

EXECUTION VERSION

11. Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt for such service), or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee should be delivered to the most recent address as provided by the Employee to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 11.

12. Entire Agreement. This Agreement, together with the SERP, the SSP, the STI Plan, and the RSU Agreement (including its Restrictive Covenants), constitutes the entire understanding and agreement between the Employee and the Company regarding the Employee’s separation from service. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Employee and any member of the Company Group and all benefit plans of the Company Group relating to the subject matter of this Agreement, excepting the SERP, the SSP, the STI Plan, and the RSU Agreement (including its Restrictive Covenants). Any changes or amendments of this Agreement can be made only in a writing signed by the Parties.

13. Governing Law Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas (without regard to any choice of law principles which might otherwise require the application of the law of another jurisdiction). The parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder, including, but not limited, to any action for injunctive relief for the breach or threatened breach of any covenant under Section 8 of this Agreement (including the Restrictive Covenants), shall be brought in state or federal court in Harris County, Texas, and further that such venue shall be the exclusive venue for resolving any such disputes. The parties consent to personal jurisdiction in state or federal court in Harris County, Texas, and further waive any objection they may have as to such venue. By execution of this Agreement, the parties are waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

TIDEWATER INC. /s/ John T. Rynd
By: John T. Rynd
Title: President, Chief Executive Officer, and Director
/s/ Quinn P. Fanning EMPLOYEE
Quinn P. Fanning
DATE December 28, 2018

[Signature Page to Fanning Separation Agreement]